UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 10, 2011

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GelTech Solutions, Inc.
(Exact name of registrant as specified in its charter)

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Delaware	000-52993	56-2600575
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

1460 Park Lane South, Suite 1
Jupiter, Florida 33458
 (Address of Principal Executive Office) (Zip Code)

 (561) 427-6144
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 10, 2011, the Compensation Committee (the “Committee”) of GelTech Solutions, Inc. (“GelTech”) approved three-year employment agreements for Michael Cordani, its Chief Executive Officer, Joseph Ingarra, its President and Peter Cordani, its Chief Technology Officer (collectively, the “Executives”).  The Executives will receive a base salary of $150,000 per year with the Committee having the authority to increase the Executive’s base salary for the succeeding 12-month period with the increase based on profitability, positive cash flow or such other factors as the Committee deems important.  Following the completion of each fiscal year, the Committee will have the discretion to award each of the executives a target bonus based on each Executive’s job performance, the Company’s revenue growth, positive cash flow, net income before income taxes or other criteria selected by the Committee.  Additionally, the Executives were each granted 250,000 10-year non qualified stock options exercisable at $1.25 per share.  The options shall vest in three equal annual increments subject to meeting certain budgeted revenue targets which will be set by the Committee and further subject to continued employment on each applicable vesting date.

Item 7.01      Regulation FD Disclosure.

GelTech will be hosting a conference call on Tuesday, March 15th at 4:15 p.m. ET to discuss the U.S. Forest Service listing of FireIce in greater detail as well as other areas of focus for GelTech.  The dial in phone number is 1-800-434-1335 (participant code: 891931#).  A transcript/recording of the conference call will be available at http://ir.stockpr.com/geltechsolutions/conference-calls until March 15, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GELTECH SOLUTIONS, INC.

By:	/s/ Michael Cordani
Michael Cordani
Chief Executive Officer

Date:  March 11, 2011